Company Contact:
Pet DRx Corporation
Harry L. Zimmerman
(HZimmerman@petdrx.com)
(615) 369-1914 – www.petdrx.com

NASDAQ NOTIFICATION OF AUDIT COMMITTEE COMPOSITION REQUIREMENT

Brentwood, Tenn. — July 31, 2009 — Pet DRx Corporation (NASDAQ: VETS) announced today that on July 30, 2009 it notified Nasdaq that, as a result of Mr. Gary Brukardt’s retirement from the Company’s Board of Directors and Audit Committee on July 28, 2009, the Company’s Audit Committee is comprised of only two members and, therefore, the Company is not in compliance with Nasdaq Marketplace Rule 5605(c)(2)(A), which requires that the Audit Committee be comprised of three members, each of whom must be independent. On July 31, 2009, the Company received a Nasdaq staff deficiency letter confirming that the Company is not in compliance with Nasdaq Marketplace Rule 5605(c)(2)(A). The Nasdaq staff informed the Company that the Company has until the earlier of the date of its next annual shareholders’ meeting or July 28, 2010 to comply with this requirement (the “Cure Period”). The Board expects to appoint a new independent director to become a member of the audit committee prior to the expiration of the Cure Period at which time the Company expects to be in full compliance with Nasdaq Marketplace Rule 5605(c)(2)(A).

About Pet DRx

Pet DRx Corporation provides veterinary primary care and specialized services to companion animals through a network of fully-owned veterinary hospitals.  The Company currently owns and operates 23 leading veterinary hospitals in the state of California, which it has organized into unique, regional ‘hub-and-spoke’ networks.  Pet DRx provides a full range of general medical treatments for companion animals, including (i) preventive care, such as examinations, vaccinations, spaying/neutering and dental care and (ii) a broad range of specialized diagnostic and medical services, such as internal medicine, surgery, cardiology, ophthalmology, dermatology, oncology, neurology, x-ray, ultrasound and other services.

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